UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A
______________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AGNC Investment Corp.
(Exact name of registrant as specified in its charter)
______________________

Delaware	26-1701984
(State of incorporation or organization)	(IRS Employer Identification No.)

2 Bethesda Metro Center, 12th Floor Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Depositary Shares (each representing a 1/1,000th interest in a share of 6.50% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock)	The Nasdaq Stock Market LLC

If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is to become effective pursuant to General Instruction A.(c), please check the following box. [X]
If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates: File No. 333-225628
Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.     Description of Registrant's Securities to be Registered.
The securities to be registered hereunder are the depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 6.50% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value, with a liquidation preference of $25,000 per share (equivalent to a $25.00 liquidation preference per Depositary Share ) (the “Series E Preferred Stock”) of AGNC Investment Corp. (the “Company”). The description of the terms of the Depositary Shares and the Series E Preferred Stock set forth under the headings “Description of the Depositary Shares” and “Description of the Series E Preferred Stock” in the Company’s Prospectus Supplement dated September 26, 2019 and under the headings “Description of Depositary Shares” and “Description of Equity Securities-Preferred Stock” in the accompanying prospectus that constitutes a part of the Company’s Shelf Registration Statement on Form S-3ASR (File No. 333-225628) filed under the Securities Act of 1933, as amended are incorporated herein by reference.

Item 2.    Exhibits.

3.1
AGNC Investment Corp. Amended and Restated Certificate of Incorporation, as amended, incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10-Q for the quarter ended March 31, 2018 (File No. 001-34057), filed May 7, 2018.

3.2
AGNC Investment Corp. Third Amended and Restated Bylaws, as amended, incorporated herein by reference to Exhibit 3.2 of the Company’s Form 10-Q for the quarter ended September 30, 2016 (File No. 001-34057), filed November 7, 2016.

3.3	Certificate of Designations of 7.750% Series B Cumulative Redeemable Preferred Stock, incorporated herein by reference to Exhibit 3.3 of Form 8-A (File No. 001-34057), filed May 7, 2014.
3.4
Certificate of Designations of 7.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, incorporated herein by reference to Exhibit 3.5 of Form 8-A (File No. 001-34057), filed August 18, 2017.

3.5
Certificate of Designations of 6.875% Series D Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, incorporated herein by reference to Exhibit 3.5 of Form 8-A (File No. 001-34057, filed March 6, 2019.

3.6	Certificate of Designations of 6.50% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock.
4.1	Form of certificate representing the 6.50% Series E Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AGNC INVESTMENT CORP.

Dated: October 3, 2019	By:	/s/ Peter Federico
Peter Federico
President and Chief Operating Officer